Exhibit 10.4

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***)

DEED OF VARIATION

THIS DEED OF VARIATION is dated 26 January 2022 and made BETWEEN:

(1)	SWIVEL SECURE LIMITED, a company incorporated in England with registered number 04068905 and whose registered office is at 1200 Century Way, Thorpe Park, Leeds, England, LS15 8ZA ("Swivel"); and;

(2)

SWIVEL SECURE EUROPE S.A., a company incorporated under the laws of Spain (Company No. ES A87886347) with its principal place of business at Av. Juan Carlos I, n°13 - 12° planta (Torre Garena), Alcala de Henares, 28806 Madrid, Spain ("SSE") {the "Distributor").

WHEREAS:

(A)

Swivel and the Distributor entered into an agreement on 23 October 2020 (the "Agreement") pursuant to which Swivel agreed to appoint the Distributor as a non-exclusive distributor of Swivel's products.

(B)	Swivel and the Distributor have now agreed to amend certain terms of the Agreement on the terms and subject to the conditions contained in this Deed of Variation.

NOW IT IS AGREED as follows:

1	Interpretation

1.1	Definitions

1.1.1	Unless the context otherwise requires and save as mentioned below, words and expressions defined in the Agreement shall have the same meanings when used in this Deed of Variation.

1.1.2	In this Deed of Variation, the term "Effective Date" shall mean 1 February 2022.

1.2	Interpretation of Revised Agreement

1.2.1

References in the Agreement to "this Agreement" shall unless the context otherwise requires, be references to the Agreement as amended by this Deed of Variation and words such as "herein", "hereof', "hereunder", "hereafter'', "hereby" and "hereto", where they appear in the Agreement, shall be construed accordingly.

1.2.2

A reference to a clause or to an Appendix shall, save where the contrary is expressed to be the case, be to a clause of or, as the case may be, an Appendix to this Deed of Variation and references for this Deed of Variation shall include its recitals and Appendices.

2	Amendments to The Agreement

2.1	With effect from the Effective Date, the Agreement shall be amended as follows:

2.1.1	The recital in the Agreement shall be deleted and replaced with:

"Swivel is to appoint the Distributor as its exclusive distributor of Swivel's products in the Territory on the terms set out in this Agreement."

2.1.2	The definition of "Territory" in clause 1.1 of the Agreement shall be deleted and replaced with:

""Territory" means EMEA (Europe, Middle East and Africa), but excluding the United Kingdom and Republic of Ireland;"

2.1.3	The following definitions shall be inserted at clause 1.1 of the Agreement:

""Contract Year'' means a period of 12 months (or such shorter period if this Agreement is terminated earlier), commencing on 1 February 2022 and/or each anniversary of 1 February 2022."

"Parent" means any entity that is the direct beneficial owner of more than 50% of the issued shares or securities of the Distributor from time to time."

2.1.4	Clause 2.1 of the Agreement shall be deleted and replaced with:

"Swivel appoints the Distributor and the Distributor agrees to serve Swivel as its exclusive distributor of the Products within the Territory. Swivel grants to the Distributor the exclusive right, for the Term, to market, sell and distribute the Products in the Territory."

2.1.5	In clause 2.2 of the Agreement, the words:

(a)	"an initial term of one year" shall be deleted and replaced with the words "an initial term ending on 31 January 2027"; and

(b)	"the anniversary of the Commencement Date" shall be deleted and replaced with the words "1 February 2027 and extending each 1 February thereafter''.

2.1.6	Clauses 2.4, 5.4, 5.5 and 5.6 of the Agreement shall be deleted in their entirety.

2.1.7	The following clause 4.3 shall be added to the Agreement:

"4.3               The Distributor undertakes to place orders of Products with a minimum total net price of £[***] every Contract Year of the Term ("Minimum Order''). In the event that the Distributor breaches this condition then Swivel may at its discretion notify the Distributor of such breach in writing, and if the Distributor fails to place new additional orders of Products to reach the Minimum Order for that Contract Year ("Shortfall Orders") within 90 days of the date of the notice from Swivel, the Distributor's exclusive rights in the Territory granted pursuant to clause 2.1 of this Agreement shall terminate and the Distributor shall be appointed as its non-exclusive distributor of the Products within the Territory only. For the avoidance of doubt, any Shortfall Orders in respect of a Contract Year shall not be included in the calculation of the Minimum Order for a following Contract Year."

2.1.8	In clause 5.3 of the Agreement, the words:

(a)	"30 days" shall be deleted and replaced with the words "60 days"; and

(b)	"ten per cent" shall be deleted and replaced with the words "three per cent".

2.1.9	The following clauses shall be added to the Agreement:

"6.7                Swivel shall, no later than 01 April 2022, deposit the source code of its software Products in escrow with NCC Group. Swivel shall ensure that the deposited version of the source code is the current version of the software and that the deposited version is kept up to date as the software is modified or-upgraded. Swivel shall pay any fees under the escrow agreement with NCC Group.

6.8                Where Swivel is unable to procure compliance with clause 6.7 is respect of any third party software, it shall agree with the Distributor a suitable alternative to escrow that affords the Distributor equivalent protection.

6.9                If any event described in clauses 8.2.1 to 8.2.4 of this Agreement occurs with respect to Swivel, the Distributor shall be entitled to obtain the release of the source code from escrow, and Swivel hereby grants to the Distributor a royalty-free and non-exclusive license to use, support, modify and enhance the source code version of the software to the extent necessary to allow the Distributor to carry out bug fixing and support existing customers."

2.1.10

In the first paragraph of clause 10 of the Agreement, "officers, employees and professional advisers" shall be deleted and replaced with "officers, employees, professional advisers and Parent", and in the final paragraph of clause 10 of the Agreement "officers, employees and/or professional advisers" shall be deleted and replaced with "officers, employees, professional advisers and/or Parent".

2.1.11	Schedule 2 of the Agreement shall be deleted and replaced with Appendix 2 of this Deed of Variation.

2.1.12	The definition of "DP Laws" in Schedule 7 of the Agreement shall be deleted and replaced with:

"DP Laws" means any applicable law, enactment, regulation, regulatory policy, by law, ordinance or subordinate legislation relating to the processing, privacy, and use of Personal Data, as applicable to the Distributor and/or the Supplier, including:

(a)

the Regulation of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) ("EU GDPR");

(b)	the Data Protection Act 2018;

(c)	the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as may be amended by the proposed Regulation on Privacy and Electronic Communications);

(d)

the EU GDPR as it forms part of domestic law in the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 (including as further amended or modified by the laws of the United Kingdom or a part of the United Kingdom from time to time) ("UK GDPR"); and/or

(e)

any judicial or administrative interpretation of them, any guidance, guidelines, codes of practice, approved codes of conduct or approved certification mechanisms issued by any relevant Supervisory Authority."

2.1.13	The following definition shall be inserted in paragraph 1.1 of Schedule 7 of the Agreement:

"GDPR" means the EU GDPR or the UK GDPR (as applicable);"

3	Miscellaneous

3.1	Continuation of Agreement

Save as amended by this Deed of Variation, the provisions of the Agreement shall continue in full force and effect and the Agreement and this Deed of Variation shall be read and construed as one instrument.

3.2	Counterparts

This Deed of Variation may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

4	Governing Law

The parties agree that any disputes arising under or in any way connected with the subject matter of this Deed of Variation (whether of a contractual or tortious nature or otherwise) shall be subject to English law and to the exclusive jurisdiction of the English courts.

5	The Contracts (Rights of Third Parties) Act 1999

No terms of this Deed of Variation is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed of Variation.

IN WITNESS whereof the parties hereto have caused this Deed of Variation to be duly executed the day and year first above written.

EXECUTED as a deed by SWIVEL SECURE LIMITED, acting by Carl Singler, a director, and Janak Basnet, a director

/s/ Carl Singer

/s/ Janak Basnet

EXECUTED as a deed by SWIVEL SECURE EUROPE S.A., acting by Alex Rocha, a director,

/s/ Alex Rocha

Appendix 1

SCHEDULE 2

Discounts

1.	For the purpose of clause 5.1 of this Agreement, the applicable discount percentage to the Distributor shall be:

(a)

if, as at the date of acceptance of a purchase order by Swivel pursuant to clause 4.2 of this Agreement ("Acceptance"), the Distributor's total revenue with respect to the sale of Products in the Territory during the then current Contract Year ("Total Revenue") is £[****] or less, [***]%; or

(b)	if, as at the date of Acceptance, the Distributor's Total Revenue is more than £[****], [***]%.

2.

For the avoidance of doubt, the applicable discount percentage for a purchase order shall be the percentage calculated at the date of Acceptance, and no retrospective additional discount will be applied should the Distributor receive a [***]% discount on a purchase order pursuant to paragraph 1(a) above and the Distributor's Total Revenue later exceeds £[***] after the Acceptance of that purchase order.

3.

At the end of each Contract Year, the Distributor will provide Swivel with evidence which is reasonably satisfactory to Swivel to verify the Distributor's Total Revenue as of the date of Acceptance of each purchase order placed by Distributor in that Contract Year. If it is identified that the applicable percentage discount applied to a purchase order was incorrect, either the Distributor will pay to Swivel the amount of any under-payment or Swivel will pay to the Distributor the amount of any over-payment (as applicable).